As filed with the Securities and Exchange Commission on April 12, 2016

Registration No. 33-51580

Registration No. 33-56801

Registration No. 333-14261

Registration No. 333-56701

Registration No. 333-91390

Registration No. 333-149584

Registration No. 333-199799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 33-51580

REGISTRATION STATEMENT NO. 33-56801

REGISTRATION STATEMENT NO. 333-14261

REGISTRATION STATEMENT NO. 333-56701

REGISTRATION STATEMENT NO. 333-91390

REGISTRATION STATEMENT NO. 333-149584

REGISTRATION STATEMENT NO. 333-199799

UNDER

THE SECURITIES ACT OF 1933

BLOUNT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	63 0780521
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Blount International, Inc. 2014 Equity Incentive Plan

Blount International, Inc. 2006 Equity Incentive Plan

Blount International, Inc. 1999 Stock Incentive Plan

Blount International, Inc. 2000 Stock Option Incentive Plan

1998 Blount Long Term Executive Stock Option Plan

1995 Blount Long-Term Executive Stock Option Plan

1994 Blount Executive Stock Option Plan

1992 Blount Incentive Stock Option Plan

(Full title of the plans)

4909 SE International Way Portland, Oregon 97222-4679 (503) 653-8881	97222-4679
(Address of principal executive offices)	(Zip Code)

Chad E. Paulson

Vice President, General Counsel and Secretary

4909 SE International Way

Portland, Oregon 97222-4679

(503) 653-8881

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION

This Post-Effective Amendment relates to the following registration statement on Form S-8 (collectively the “Registration Statements”) previously filed or adopted by Blount International, Inc. (the “Company”) with the Securities and Exchange Commission: (1) Registration Statement No. 333-199799 filed on October 31, 2014, pertaining to the registration of 4,726,363 shares of common stock, par value $0.01 per share, reserved for issuance under the Blount International, Inc. 2014 Equity Incentive Plan, (2) Registration Statement No. 333-149584 filed on March 6, 2008, pertaining to the registration of 4,236,919 shares of common stock, par value $0.01 per share, reserved for issuance under the Blount International, Inc. 2006 Equity Incentive Plan, as amended as of February 23, 2007, (3) Registration Statement No. 333-91390 filed on June 27, 2002, pertaining to the registration of 5,875,000 shares of common stock, par value $0.01 per share, reserved for issuance under the Blount International, Inc. 1999 Stock Incentive Plan and the Blount International, Inc. 2000 Stock Option Incentive Plan, (4) Registration Statement No. 333-56701 filed on June 11, 1998, pertaining to the registration of 1,200,000 shares of common stock, par value $0.01 per share, reserved for issuance under the 1998 Blount Long Term Executive Stock Option Plan, (5) Registration Statement No. 333-14261 filed on October 14, 1996, pertaining to the registration of 1,050,000 shares of common stock, par value $0.01 per share, reserved for issuance under the 1995 Blount Long-Term Executive Stock Option Plan, (6) Registration Statement No. 33-56801 filed by Blount, Inc. (the “Predecessor Registrant”) on December 9, 1994 and adopted by the Company on February 2, 1996, pertaining to the registration of 400,000 shares of Class A common stock, par value $1.00 per share, reserved for issuance under the 1994 Blount Executive Stock Option Plan, and (7) Registration Statement No. 33-51580 filed by the Predecessor Registrant on September 1, 1992 and adopted by the Company on February 2, 1996, pertaining to the registration of 750,000 shares of Class A common stock, par value $1.00 per share, reserved for issuance under the 1992 Blount Incentive Stock Option Plan.

On April 12, 2016, pursuant to an Agreement and Plan of Merger, dated as of December 9, 2015 (the “Merger Agreement”), among the Company, ASP Blade Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Blade Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each outstanding share of the Company’s common stock (other than certain excluded shares) was converted into the right to receive $10.00 in cash, without interest.

In connection with the Merger, the offering of the Company’s securities pursuant to the Registration Statements have been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date hereof. The Company also hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon the 12th day of April, 2016.

BLOUNT INTERNATIONAL, INC.

By:	/s/ Chad E. Paulson
Name:	Chad E. Paulson
Title:	Vice President, General Counsel and Secretary